UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 28, 2003 (May 15, 2003)

AMERICAN TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24248	87-0361799
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Empl. Ident. No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 679-2114

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

1. On May 23, 2003, American Technology Corporation (the “Company”) gave notice to eSOUNDideas, Inc. (“ESI”) of termination of the license agreement between the Company and ESI for the Company’s patented and patent-pending HyperSonic Sound Technology (“HSS”). The ESI agreement granted ESI an exclusive right to distribute HSS products specifically targeted for the point of sale, kiosk, display, event, trade show and exhibit markets in North America. The Company based its termination on its belief that ESI has failed to fulfill certain covenants contained in the license agreement related to efforts and resources required to maximize the distribution and sales of HSS products in its product categories. Under the terms of the license agreement, the termination is effective immediately, but ESI has sixty days to cure conditions giving rise to termination and reinstate the agreement.

2. On May 15, 2003, the Company gave notice to HST, Inc. (“HST”) of termination of all agreements between the Company and HST. HST was formerly the exclusive manufacturer of the Company’s HSS products, and a non-exclusive manufacturer of other Company technologies. The termination was effective immediately.

On May 27, 2003, HST filed a complaint in the Superior Court of California, County of San Diego, alleging breach of contract and fraud in connection with the various agreements between the Company and HST. In the complaint, HST seeks alleged contract damages of $811,468 related to prior purchase orders under the HSS agreement, plus other unspecified damages. The Company disputes that any amounts are owed to HST, believes that all other allegations lack merit, and intends to vigorously defend the lawsuit.

Products formerly manufactured by HST are currently being manufactured by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: May 28, 2003	By:	/s/ JAMES M. IRISH
James M. Irish Chief Executive Officer

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